Free Writing Prospectus, dated September 23, 2025

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated September 3, 2025

Registration Statement Nos. 333-288891 and 333-288891-01

Duke Energy Carolinas NC Storm Funding II LLC

(Issuing Entity)

PRICING TERM SHEET

$582,089,000 Series A Senior Secured Storm Recovery Bonds (the “Bonds”)

Issuing Entity:	Duke Energy Carolinas NC Storm Funding II LLC

Sponsor, Depositor and Initial Servicer:	Duke Energy Carolinas, LLC (“DEC”)

Trustee:	U.S. Bank Trust Company, National Association.

Joint Bookrunners:	RBC Capital Markets, LLC Barclays Capital Inc.

Co-Managers:	Academy Securities, Inc. CastleOak Securities, L.P. CAVU Securities LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Closing Date / Settlement Date:	September 30, 2025(2)

Interest Payment Dates:	July 1 and January 1, commencing July 1, 2026

Applicable Time:	2:12 PM (Eastern time) on September 23, 2025

Initial storm recovery charge as a percentage of customer’s total electricity bill:

The initial storm recovery charge is expected to represent approximately 1.09% of the total bill, as of July 31, 2025, received by a 1,000 kWh North Carolina residential customer of DEC.

The estimated aggregate initial storm recovery charge for (1) the Bonds, and (2) the 2021 NC Storm Recovery Bonds is expected to represent approximately 1.44% of the total DEC electric bill, as of July 31, 2025, received by a 1,000 kWh residential customer of DEC.

Proceeds:	The total initial price to the public is $582,076,350. The total amount of the underwriting discounts and commissions is $2,328,356. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $2,600,994) is $579,747,994.

Return on invested capital:	$147,560, per annum

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

(2)	The Issuing Entity expects to deliver the bonds against payment for the bonds on or about September 30, 2025, which will be the fifth business day following the date of pricing of the bonds. Since trades in the secondary market generally settle in one business day, purchasers who wish to trade bonds on the date of pricing or the succeeding three business days will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(3)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$200,000,000	5.58	07/01/2035	07/01/2037	4.226%	99.99805%	0.40%	$199,196,100
A-2	$382,089,000	15.59	01/01/2046	01/01/2048	5.070%	99.99771%	0.40%	$380,551,894

(3)	Interest on the bonds will accrue from September 30, 2025 and must be paid by the purchaser if the bonds are delivered after that date.

	Tranche A-1	Tranche A-2
CUSIP	26443U AA1	26443U AB9
ISIN	US26443UAA16	US26443UAB98

EXPECTED SINKING FUND SCHEDULE

Semi-Annual Payment Date	Tranche A-1	Tranche A-2
07/01/2026	$2,481,412	$-
01/01/2027	$9,467,420	$-
07/01/2027	$9,667,182	$-
01/01/2028	$9,871,160	$-
07/01/2028	$10,079,441	$-
01/01/2029	$10,292,118	$-
07/01/2029	$10,509,281	$-
01/01/2030	$10,731,027	$-
07/01/2030	$10,957,452	$-
01/01/2031	$11,188,654	$-
07/01/2031	$11,424,735	$-
01/01/2032	$11,665,796	$-
07/01/2032	$11,911,945	$-
01/01/2033	$12,163,287	$-
07/01/2033	$12,419,932	$-
01/01/2034	$12,681,993	$-
07/01/2034	$12,949,583	$-
01/01/2035	$13,222,819	$-
07/01/2035	$6,314,763	$7,187,057
01/01/2036	$-	$13,813,660
07/01/2036	$-	$14,156,930
01/01/2037	$-	$14,508,729
07/01/2037	$-	$14,869,271
01/01/2038	$-	$15,238,773
07/01/2038	$-	$15,617,456
01/01/2039	$-	$16,005,550
07/01/2039	$-	$16,403,288
01/01/2040	$-	$16,810,910
07/01/2040	$-	$17,228,661
01/01/2041	$-	$17,656,793
07/01/2041	$-	$18,095,564
01/01/2042	$-	$18,545,239
07/01/2042	$-	$19,006,088
01/01/2043	$-	$19,478,390
07/01/2043	$-	$19,962,428
01/01/2044	$-	$20,458,494
07/01/2044	$-	$20,966,887
01/01/2045	$-	$21,487,915
07/01/2045	$-	$22,021,889
01/01/2046	$-	$22,569,028
Total Payments	$200,000,000	$382,089,000

EXPECTED AMORTIZATION SCHEDULE

OUTSTANDING PRINCIPAL BALANCE

Semi-Annual Payment Date	Tranche A-1	Tranche A-2
Issuance Date	$200,000,000	$382,089,000
07/01/2026	$197,518,588	$382,089,000
01/01/2027	$188,051,168	$382,089,000
07/01/2027	$178,383,986	$382,089,000
01/01/2028	$168,512,826	$382,089,000
07/01/2028	$158,433,385	$382,089,000
01/01/2029	$148,141,267	$382,089,000
07/01/2029	$137,631,986	$382,089,000
01/01/2030	$126,900,959	$382,089,000
07/01/2030	$115,943,507	$382,089,000
01/01/2031	$104,754,853	$382,089,000
07/01/2031	$93,330,118	$382,089,000
01/01/2032	$81,664,322	$382,089,000
07/01/2032	$69,752,377	$382,089,000
01/01/2033	$57,589,090	$382,089,000
07/01/2033	$45,169,158	$382,089,000
01/01/2034	$32,487,165	$382,089,000
07/01/2034	$19,537,582	$382,089,000
01/01/2035	$6,314,763	$382,089,000
07/01/2035	$0	$374,901,943
01/01/2036	$0	$361,088,283
07/01/2036	$0	$346,931,353
01/01/2037	$0	$332,422,624
07/01/2037	$0	$317,553,353
01/01/2038	$0	$302,314,580
07/01/2038	$0	$286,697,124
01/01/2039	$0	$270,691,574
07/01/2039	$0	$254,288,286
01/01/2040	$0	$237,477,376
07/01/2040	$0	$220,248,715
01/01/2041	$0	$202,591,922
07/01/2041	$0	$184,496,358
01/01/2042	$0	$165,951,119
07/01/2042	$0	$146,945,031
01/01/2043	$0	$127,466,641
07/01/2043	$0	$107,504,213
01/01/2044	$0	$87,045,719
07/01/2044	$0	$66,078,832
01/01/2045	$0	$44,590,917
07/01/2045	$0	$22,569,028
01/01/2046	$0	$0

Subject to the terms and conditions in the underwriting agreement among DEC NC Storm Funding II, DEC and the underwriters, for whom RBC Capital Markets, LLC and Barclays Capital Inc. are acting as representatives, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the Bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2	Total
RBC Capital Markets, LLC	$100,000,000	$191,045,000	$291,045,000
Barclays Capital Inc.	$79,000,000	$150,925,000	$229,925,000
Academy Securities, Inc.	$7,000,000	$13,373,000	$20,373,000
CastleOak Securities, L.P.	$7,000,000	$13,373,000	$20,373,000
CAVU Securities LLC	$7,000,000	$13,373,000	$20,373,000
Total	$200,000,000	$382,089,000	$582,089,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below:

	Selling Concession	Reallowance Discount
Tranche A-1	0.24%	0.12%
Tranche A-2	0.24%	0.12%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

Weighted Average Life Sensitivity

		-5% (1.75 Standard Deviations from Mean)		-15% (7.72 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)(1)	WAL (yrs)	Change (days)(1)
A-1	5.58	5.58	0	5.65	26
A-2	15.59	15.59	1	15.64	19

(1)	Number is rounded to whole days

Assumptions

In preparing the analysis above, the following assumptions, among others, have been made:

(i)	in relation to the initial forecast, the forecast error stays constant over the life of the Bonds and is equal to an overestimate of electricity consumption of 5% (1.75 standard deviations from mean) or 15% (7.72 standard deviations from mean);

(ii)	the servicer makes timely and accurate semi-annually true-up adjustments (at least quarterly beginning twelve months prior to the scheduled final payment date of the last maturing tranche), but makes no interim true-up adjustments;

(iii)	customer write-off rates are held constant at 0.78%, and DEC remits all storm recovery charges on average 30 days after such charges are billed;

(iv)	for purposes of setting subsequent storm recovery charges, and for purposes of calculating actual storm recovery charge collections, net charge-off rate as a percentage of billed revenue and the average days sales outstanding per customer bill are both held constant at DEC’s current levels which are based on the most recent six-month period;

(v)	ongoing financing costs are equal to projections;

(vi)	during the first payment period, interest will accrue for approximately 9 months and the storm recovery charges will be collected for approximately 7 months;

(vii)	there is no acceleration of the final maturity date of the Bonds; and

(viii)	the principal amounts and interest rates of the Bonds of each tranche represent estimates based on current market conditions. Other than as discussed above, there can be no assurance that the weighted average lives or the events of default with respect to the Bonds will be shown.

RECENT DEVELOPMENTS

Bernard J. Angelo, the independent manager of the Issuing Entity, has been selected to serve as an independent manager of two additional affiliates, Duke Energy Progress NC Storm Funding II and Duke Energy Carolinas SC Storm Funding. His biography on pages 9-10 and 49 of the prospectus will be updated accordingly.

DEC and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents DEC and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, DEC, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling DEC collect at (800) 488-3853, RBC Capital Markets, LLC toll-free at 1-866-375-6829 and Barclays Capital Inc. toll-free at 1-888-603-5847.